Exhibit 11.1

SHARPER IMAGE CORPORATION
STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE

                                               Fiscal Year           Fiscal Year         Fiscal Year
                                                  Ended                 Ended               Ended
                                            January 31, 2001      January 31, 2000     January 31, 1999

Net earnings   ($000)                             $17,449              $9,325              $4,602

Average shares of common stock
 outstanding during the period                   12,036,569          10,516,358           8,532,588
                                                 ==========          ==========           =========


Basic Income per Share                             $1.45                $0.89               $0.54
                                                   =====                =====               =====



Average share of common stock
 outstanding during the period                   12,036,569          10,516,358           8,532,588

Add:
Incremental shares from assumed
 exercise of stock options - diluted             1,037,826             841,646             540,244
                                                 ---------             -------

                                                 13,074,395          11,358,004           9,072,832
                                                 ==========          ==========           =========

Diluted Income per Share                           $1.33                $0.82               $0.51
                                                   =====                =====               =====

                                                                              35